Exhibit 99.1

 PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”), dated as of November 13, 2013, is by and between GS Direct, L.L.C., a Delaware limited liability company (the “Seller”), and Griffon Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Seller and the Company are parties to that that certain Investment Agreement (the “Investment Agreement”)and a Registration Rights Agreement (the “Registration Rights Agreement”), both   dated as of August 7, 2008;

WHEREAS, the Seller is selling an aggregate of 4,444,444 shares (the “Shares”) of common stock, par value $0.25 per share, of the Company at a price of $11.25 per Share;

WHEREAS, the parties hereto desire that the Seller sells, transfers, conveys and assigns to the Company, and that the Company purchases and acquires from the Seller, the Shares and any and all rights and benefits incident to the ownership thereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   Sale and Purchase of Shares; Closing.

1.1   Sale and Purchase.  Subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign and deliver to the Company, and the Company shall purchase from the Seller, the Shares and any and all rights and benefits incident to the ownership thereof, for and in consideration of delivery by the Company of the sum of an aggregate $50,000,000 (the “Purchase Price”) at the Closing (as defined below).

1.2   Closing.  The transfer of stock certificates evidencing the Shares, free and clear of all encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto, pursuant to this Agreement (the “Closing”) shall occur at 9:00 am New York City Time on December 10, 2013 (the “Closing Date”) simultaneously with the delivery to the Seller of the consideration described in Section 1.1 above by wire transfer of immediately available funds to an account designated by the Seller (the “Transaction”), subject to the representations and warranties contained in Sections 2 (which Seller shall have the sole right to assert or waive) and 3 below (which the company shall have the sole right to assert or waive) being true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date.

SECTION 2.   Representations and Warranties of the Company.  The Company represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

2.1   Organization; Authority.  The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Company. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

2.2   No Conflicts; Advice.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Company is a party.

SECTION 3.   Representations and Warranties of the Seller.  The Seller represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

3.1   Authorization of Agreement.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement, when executed and delivered by the Seller, shall constitute a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

3.2   Title to the Shares.  The Seller is the lawful owner of the Shares with good and marketable title thereto, and the Seller has the absolute right to sell, assign, convey, transfer and deliver the Shares and any and all rights and benefits incident to the ownership thereof, all of which rights and benefits are transferable by the Seller to the Company pursuant to this Agreement, free and clear of all the following of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

3.3   No Reliance.  The Seller (i) is not relying upon any representations except those expressly set forth in this Agreement; (ii) has not relied on the Company for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own decisions based upon its own judgment and not upon any view expressed by the Company or any of its respective agents; and (iii) is entering into this Agreement with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks. The Seller acknowledges that: (a) the Company may possess and may hereafter possess certain non-public information covering the Company and its Affiliates that may or may not be independently known to such Seller (the “Non-Public Information”) which may constitute material information with respect to the transactions contemplated by this Agreement, and (b) the Seller hereby agrees to sell the Shares to the Company notwithstanding that it is aware that Non-Public Information may exist and that the Company may not have disclosed such Non-Public Information to the Seller. The Seller acknowledges and represents and warrants to the Company that the Company has no obligation to the Seller to disclose any such Non-Public Information and no fiduciary obligations to the Seller.

SECTION 4.   Indemnification.  The Seller shall indemnify, defend and hold harmless the Company (and its respective affiliates, directors, officers, employees, successors and assigns) from and against any and all losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of any material inaccuracy in, or any material breach of, the representations or warranties of the Seller and the covenants or agreements made by the Seller in this Agreement. The Company shall indemnify, defend and hold harmless the Seller (and its respective affiliates, directors, officers, employees, successors and assigns) from and against any and all losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of any material inaccuracy in, or any material breach of, the representations or warranties of the Company and the covenants or agreements made by the Company in this Agreement.

SECTION 5.   Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon confirmation of receipt), or 72 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below.

Seller
GS Direct, L.L.C.
c/o Goldman Sachs & Co.
85 Broad Street
New York, NY 10004
Attention: Bradley J. Gross
Facsimile: (212) 357-5505

Company
Griffon Corporation
712 Fifth Avenue, 18th Floor
New York, New York 10019
Facsimile: (516) 932-1169
Attention: General Counsel

SECTION 6.   Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns.

SECTION 7.   Counterparts.  This Agreement may be executed via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.   Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

SECTION 9.   Entire Agreement.  This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein.

SECTION 10.   Right of First Negotiation, Investment Agreement and Registration Rights Agreement.  If, after the closing of the Transaction and prior to December 31, 2014, the Seller intends to sell to an unaffiliated third party all or any of the shares (the "Notice Shares") of Common Stock of the Company owned by it after giving effect to the Transaction (other than pursuant to unsolicited brokerage transactions under Rule 144 or pursuant to the exercise of its registration rights under the Registration Rights Agreement),  the Seller shall notify the Company of such intent and shall first negotiate in good faith with the Company to sell the Notice Shares to the Company.  The Company shall have a period of twenty-one (21) days to negotiate and close its acquisition of the Notice Shares, after which the Seller shall be free to sell the Notice Shares to a third party.  Except insofar as this Section modifies Section 7.4(c) of the Investment Agreement, nothing contained herein is intended to amend or modify the Investment Agreement or the Registration Rights Agreement, which shall remain unchanged and in full force and effect in accordance with the terms thereof.

SECTION 11.   Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 12.   Further Assurances.  Each of the Company and the Seller hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

SECTION 13.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

GS Direct, L.L.C.

By:	/s/ Bradley J. Gross
Name: Bradley J. Gross
Title: Vice President

GRIFFON CORPORATION

By:	/s/ Seth Kaplan
Name: Seth Kaplan
Title: Senior Vice President